UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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NATIONAL GENERAL HOLDINGS CORP.
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NATIONAL GENERAL HOLDINGS CORP.
59 Maiden Lane, 38th Floor
New York, New York 10038
_______________________________
NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2014
AND PROXY STATEMENT

April 8, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of National General Holdings Corp. (“National General,” “NGHC,” “the Company,” “our,” “us,” or “we”), which will be held on Tuesday, May 27, 2014, commencing at 11:00 a.m. (Eastern time), at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act upon (1) the election of the seven directors named in the proxy statement, (2) the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ended December 31, 2014, (3) approval, on an advisory, non-binding basis, of the executive compensation of our Named Executive Officers, as described in our 2014 annual meeting proxy statement, (4) an advisory, non-binding resolution to recommend the frequency (whether triennial, biennial or annual) with which our shareholders will be entitled to approve, on an advisory, non-binding basis, executive compensation of our Named Executive Officers and (5) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on April 2, 2014, the date fixed by our board of directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We are mailing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, together with this Notice of Annual Meeting of Shareholders and proxy statement, on or about April 11, 2014. Additional copies may be obtained by writing to National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of National General, I would like to express our appreciation for your continued support.
Sincerely,
Jeffrey Weissmann
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholders Meeting to Be Held on May 27, 2014:

The proxy statement, proxy card and annual report to security holders are available at
https://www.proxyvote.com

NATIONAL GENERAL HOLDINGS CORP.

Proposal 4: Advisory Vote on Frequency of Advisory Approval of Named Executive Officer Compensation	21
Certain Relationships and Related Transactions	22
Additional Matters	26
Shareholders' Proposals for the 2015 Annual Meeting	26
Annual Report and Financial Statements	26
Householding of Annual Meeting Materials	26
Other Business	26

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other shareholders of National General Holdings Corp. (“National General,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our board of directors to be used at our 2014 Annual Meeting of Shareholders, which will be held at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038, on Tuesday, May 27, 2014, at 11:00 a.m. (Eastern time) and any adjournment or postponement thereof (the “Annual Meeting”). All shareholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, is first being mailed to shareholders on or about April 11, 2014.

Shareholders are urged to vote their shares promptly by telephone, the Internet or by mailing their signed proxy card in the enclosed envelope in order to make certain that their shares are voted at the Annual Meeting. All shares of common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the Company’s slate of directors described herein, “FOR” the ratification of BDO USA, LLP as our independent auditors, “FOR” approval, on an advisory, non-binding basis, the executive compensation of our Named Executive Officers, as described in this proxy statement, and “FOR” approval of a triennial frequency (i.e., every three years) for the advisory approval of the compensation of our Named Executive Officers. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of persons appointed as proxies and named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary sent to our Company offices at 59 Maiden Lane, 38th Floor, New York, New York 10038 Attn: Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

Proxy Solicitation Expenses

We will pay all expenses in connection with this solicitation of proxies and such costs are those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies by telephone, email or in person and will not receive any special compensation for taking such actions. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

Voting Rights

The Board has fixed the close of business on April 2, 2014 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 93,344,400 shares of common stock outstanding and entitled to vote at the Annual Meeting.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, which is not currently anticipated, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors or approval, on an advisory non-binding basis, of the executive compensation of our Named Executive Officers, shareholders may vote in favor of or against each proposal or may abstain from voting. In voting by proxy with regard to the recommended frequency for which our shareholders will be entitled to approve, on an advisory basis, the executive compensation of our Named Executive Officers, shareholders may vote for triennial, biennial or annual frequency or may abstain from voting.

A majority of the outstanding shares of our common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the majority of shares cast at the Annual Meeting, represented in person or by proxy, is necessary to ratify the selection of BDO USA, LLP as our independent auditors and to approve, on an advisory non-binding basis, the executive compensation of our Named Executive Officers. The choice among the four choices included in the resolution on the frequency of the advisory approval of executive compensation of our Named Executive Officers that receives the greatest number of votes cast will be deemed the choice of the shareholders.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum but as unvoted for the purposes of determining the approval of any matter submitted to the shareholders for a vote. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on Proposal 2 to ratify the appointment of our independent auditors, but not on Proposal 1 to elect directors, Proposal 3 the advisory approval of Named Executive Officer compensation, or Proposal 4 the advisory approval of the frequency with which our shareholders will be entitled to approve, on an advisory, non-binding basis the executive compensation of our Named Executive Officers. An abstention or broker non-vote has the same effect as a vote against a director nominee, as each abstention or broker non-vote would be one less vote in favor of a director nominee. An abstention or broker non-vote with respect to Proposals 1, 2, 3 or 4 has no effect on the outcome of the vote.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors consists of seven members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2015 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the board of directors has unanimously nominated Mr. Ephraim Brecher for election as a director and Dr. Barbara Paris and Messrs. Donald T. DeCarlo, Patrick Fallon, Michael Karfunkel, Barry Karfunkel and Barry D. Zyskind for re-election as directors at the Annual Meeting. After consultation with Mr. Howard Zuckerman, the board of directors has decided not to nominate him for re-election. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the board of directors has consented to serve for a new term, if elected. The board of directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our board of directors may recommend.

The information for each nominee below is as of April 2, 2014, unless otherwise indicated.

Nominees for Election of Directors

Ephraim Brecher, 67, has served in various positions for community and charitable organizations for the past five years. He served for many years as Vice President – Taxes and Tax Counsel at AT&T and led a team of over 500 certified public accountants, attorneys and other professionals in planning, reporting and litigating worldwide taxes and tax provisions relating to operations, acquisitions and dispositions. Mr. Brecher has also served as Vice President – Tax Counsel at Joseph E. Seagrams & Sons, Inc. – where he was in charge of restructuring domestic and international operations and acquisitions in a tax-efficient manner. Mr. Brecher also served as a member of the Board of Directors of Lucent Technologies, Inc. in 1996.

Mr. Brecher has been selected to serve on our board of directors because of his diverse and extensive financial and management experience and because he qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

Donald T. DeCarlo, 75, has served on our board of directors since 2010 and is also a director of our subsidiary National Health Insurance Company. He is also a director of AmTrust Financial Services, Inc. (“AmTrust”) and many of its subsidiaries, where he has served since 2006. Mr. DeCarlo is an attorney in private practice. Mr. DeCarlo served as the chairman of the board of commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a commissioner from 1997 through 2009. From 1997 to 2004, Mr. DeCarlo practiced at the law firm of Lord, Bissell & Brook, LLP, where he served as managing partner of the New York office prior to his departure. He is also a consultant to Fidelity National Indemnity Insurance Company (a Texas insurance company that services flood insurance for the Federal Emergency Management Agency (FEMA)), a director of Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, WRM America Holding Company, LLC and WRM America Indemnity Company Inc.

Mr. DeCarlo has been selected to serve on our board of directors because of his extensive experience in the insurance industry.

Patrick Fallon, 69, joined our board of directors in 2013. Mr. Fallon is a leading banking executive with extensive experience providing financial services for leading corporations. Mr. Fallon is currently a consultant to Northfield Bank. From 2009 to 2012, Mr. Fallon was a founder of, and president-commercial markets for, First National Bank of New York. From 1973 to 2009, Mr. Fallon was a senior banker for JPMorgan Chase, where he served as senior vice president & managing director from 1991 to 2009 and was a regional head of banking relationships.
Mr. Fallon has been selected to serve on our board of directors because of his extensive experience as a banking executive providing financial services to major corporations.
Michael Karfunkel, 71, is the founder of the Company, has served as chairman since 2010, and as chief executive officer since 2012. Mr. Karfunkel has significant experience and interests in the financial services industry, including insurance and real estate. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities. Mr. Karfunkel was a director, the former president (a position in which he remained until 2009) and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he co-founded in 1971 and sold to an Australian private equity firm in 2008. Mr. Karfunkel is a founder and non-executive chairman of the board of AmTrust, a position he has held since 1998. Mr. Karfunkel also serves on the Board of Trustees of New York Medical College.
Mr. Karfunkel has been selected to serve on our board of directors because he has a 40 year record of developing and managing successful businesses, including AmTrust and the Company. His experience includes the management of large investment portfolios, mergers and acquisitions, and corporate finance, all of which are integral to our success. In addition, Mr. Karfunkel sponsored the formation of the Company in 2009. Mr. Karfunkel, together with his wife, Leah Karfunkel, as sole trustee of the Michael Karfunkel 2005 Grantor Retained Annuity Trust (the "Karfunkel Trust"), and AmTrust, beneficially own or control approximately 62% of our outstanding shares of common stock.
Barry Karfunkel, 33, director since 2010 also serves as executive vice president and chief marketing officer of the Company. He also serves as an officer and director of many of our subsidiaries. From 2010 until May 2013, he also served as our president. From 2009 to 2010, he was a managing director with Maiden Capital Solutions and from 2007 to 2009 he was an analyst with AmTrust Capital Partners.
Barry Karfunkel has been selected to serve on our board of directors because of his insurance and marketing expertise.
Barbara Paris, M.D., 62, joined our board of directors in 2013.  Since 2002, Dr. Paris has been the vice-chair, medicine and the director of the Division of Geriatrics at Maimonides Medical Center. Since 2003, she has also been a Clinical Professor of Geriatrics and Palliative Medicine at the Mount Sinai School of Medicine.
Dr. Paris has been selected to serve on our board of directors because she is an experienced senior physician who has served in many leadership roles and we believe her experience will be extremely beneficial in the growth of our Accident & Health (“A&H”) segment.
Barry Zyskind, 42, joined our board of directors in 2013. Mr. Zyskind serves as chief executive officer, president and a director of AmTrust. Mr. Zyskind also serves as non-executive chairman of the board of Maiden Holdings, Ltd. Prior to joining AmTrust in 1998, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York.
Mr. Zyskind has been selected to serve on our board of directors because of his business experience, including his significant executive experience in international business operations, his finance, strategic planning and information technology expertise, his knowledge of the insurance industry and his experience serving as a public company director.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

National General Holding Corp., a specialty personal lines insurance holding company, is a Delaware corporation. Shares of our common stock began trading on the NASDAQ Global Market on February 20, 2014 following the effectiveness of our registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2013, we were a private company and not subject to the corporate governance requirements of the Exchange Act or any stock exchange.

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than eleven directors, with the exact number to be set by the Board from time to time. Currently, our board of directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2015 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors met on five occasions during 2013. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served, during the period that such person served as a director or committee member. We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we plan to schedule a meeting of the Board on the day of the Annual Meeting. All of our then current directors were present at the 2013 annual meeting of our shareholders.

Independence of Directors

Our board of directors has determined that four of our seven nominees, Ephraim Brecher, Donald DeCarlo, Patrick Fallon and Barbara Paris are independent directors under the NASDAQ listing standards. The remaining three nominees, Michael Karfunkel, Barry Karfunkel and Barry Zyskind do not qualify as independent directors.

We are a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s listing standards because Michael Karfunkel, Leah Karfunkel, as sole trustee of the Karfunkel Trust, and AmTrust collectively own approximately 62% of our voting power. (see “Security Ownership of Certain Beneficial Owners”). Therefore, we are exempt from the requirements of NASDAQ Listing Rule 5605 with respect to having:

•	a majority of the members of our board of directors be independent;

•	our Compensation and Nominating and Corporate Governance Committees comprised solely of independent directors; and

•
director nominees being selected or recommended for selection by our board of directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

Michael Karfunkel, who is not an independent director, is a member of our Compensation and Nominating and Corporate Governance Committees. Barry Karfunkel, who is not an independent director, is a member of our Compensation Committee. Barry Zyskind, who is not an independent director, is a member of our Nominating and Corporate Governance Committee. Michael Karfunkel and Barry Karfunkel each recuse themselves from Compensation Committee determinations with respect to their own compensation and the compensation of other family members.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors will have meetings throughout the year at which only they are present in 2014.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of April 2, 2014 is provided in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Donald DeCarlo			X*
Patrick Fallon	X	X
Michael Karfunkel		X	X
Barry Karfunkel		X*
Barbara Paris	X
Howard Zuckerman	X*	X
Barry Zyskind			X
___________________

*	Committee Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent public accounting firm and approves its services. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. The Audit Committee also approves related-party transactions. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee meets the independence standards contained in the NASDAQ listing standards and the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that Mr. Zuckerman qualifies as an “audit committee financial expert” within the meaning of SEC regulations and applicable NASDAQ listing standards. Mr. Zuckerman has not been nominated for re-election at the Annual Meeting. The Board believes that Mr. Ephraim Brecher, director nominee, qualifies as an “audit committee financial expert” and intends to appoint Mr. Brecher to the Audit Committee if he is elected as a director at the Annual Meeting.

The Audit Committee met two times in 2013.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the board of directors, the compensation of our named executive officers and reviews and approves employment and severance agreements with our named executive officers. The Compensation Committee also administers the grant of stock options and other awards under the 2013 Equity Incentive Plan (the “2013 Plan”) and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of the 2013 Plan, the Compensation Committee may delegate authority to our chief executive officer to designate certain individuals (including employees who are not directors or executive officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares. We expect that final compensation decisions for officers who are not named executive officers will be made by our chairman and chief executive officer in consultation with members of senior management.

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy.

The Compensation Committee did not meet in 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the board of directors, develops and recommends to the board of directors a set of corporate governance principles applicable to it, and oversees the evaluation of the board of directors and management.

Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy.

The Nominating and Corporate Governance Committee did not meet in 2013.

Compensation Committee Interlocks and Insider Participation

Mr. Michael Karfunkel, our Chairman, President and Chief Executive Officer is the Chairman of the board directors of AmTrust, where Mr. Zyskind, our director, serves as President, Chief Executive Officer and director. Mr. Karfunkel serves on the Compensation Committee of AmTrust and recuses himself from all decisions relating to Mr. Zyskind’s compensation. Mr. Zyskind is not a member of our Compensation Committee and is not involved in the compensation decisions regarding Mr. Karfunkel’s compensation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2014, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. In 2013, our chief financial officer and chief accounting officer were directly responsible for our enterprise risk management function and reported directly to the Audit Committee with respect to this function. In fulfilling their risk management responsibilities, the chief financial officer and chief accounting officer worked closely with members of senior management, including the general counsel, treasurer, and our internal audit department. In 2014, we formed an enterprise risk management committee comprised of members of senior management to further develop this area. The enterprise risk management committee reports directly to the Audit Committee.

On behalf of the board of directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, in 2013, the chief financial officer and the chief accounting officer met with the Audit Committee at each of their regularly scheduled meetings, and commencing in 2014, the head of the enterprise risk committee meets with the Audit Committee at each of their regularly scheduled meetings, to discuss the risks facing us, highlighting any new risks that may have arisen since they last met.

Leadership Structure

Mr. Karfunkel, our founder serves in the role of both Chairman of the Board and Chief Executive Officer. Prior to 2012, Mr. Karfunkel served as Chairman only. Our board believes that having Mr. Karfunkel in both roles enables the company to ensure that its day to day management remains consistent with the strategic vision of the board of directors which Mr. Karfunkel oversees in his role as Chairman and founder. The Board’s role in risk oversight does not have any effect on the Board’s leadership structure. The board of directors has not designated a lead director and receives strong leadership from all of its members. The board of directors believes that this open structure, as compared to having a lead director, facilitates a greater sense of responsibility among each director and facilitates active and effective oversight by the board of directors.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy. We will disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at National General Holdings Corp., c/o Corporate Secretary, 59 Maiden Lane, 38th Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee(s) set forth in the communication.

Compensation of Directors

We pay an annual retainer of $60,000 to each of our directors (other than Messrs. Karfunkel and Mr. Zyskind) and an additional annual retainer of $10,000 for the chair of the Audit Committee. Additionally, on August 6, 2013, each of our directors (other than Messrs. Karfunkel and Mr. Zyskind) received an annual option grant covering 5,000 shares of common stock under our 2013 Plan. Each option will fully vest one year after the date of grant, has an exercise price equal to the fair market value as of the date of the grant and will expire ten years from the date of the grant. Our compensation committee will periodically review our board compensation structure with a view to maintaining director compensation at customary levels for a public company of our size.

The following table sets forth compensation earned by our directors (other than Messrs. Karfunkel and Zyskind who do not receive any compensation for serving on our board of directors) during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash(1)	Option Awards(1)	Total
Donald DeCarlo(2)	$55,000	$23,750	$78,750
Patrick Fallon	$30,000	$23,750	$53,750
Barbara Paris, M.D.	$30,000	$23,750	$53,750
Howard Zuckerman	$35,000	$23,750	$58,750
Barry Zyskind	—	—	—

(1) Reflects the fair value of the stock options calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). For the assumptions used in the calculation of these amounts, see “Note 23—Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2013.

(2) Mr. DeCarlo served on the board of directors for the entire year while the other independent directors joined the board of directors in the middle of the year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 93,344,400 shares of common stock outstanding as of April 2, 2014. All of the greater than 5% owners have sole voting and investment power over the shares of common stock listed, except as otherwise provided below.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Michael Karfunkel 59 Maiden Lane, 38th Floor New York, New York 10038	12,593,308	13.5%
Leah Karfunkel 59 Maiden Lane, 38th Floor New York, New York 10038	32,961,262(1)	35.3%
AmTrust International Insurance, Ltd. 59 Maiden Lane, 43rd Floor New York, New York 10038	12,295,430	13.2%
_____________________________

(1)	These shares of common stock are held by The Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which Mrs. Karfunkel is the sole trustee.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each nominee for director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors, nominees and executive officers as a group as of April 2, 2014. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of April 2, 2014 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Michael Karfunkel	12,593,308	13.5%
Byron Storms	192,932	*
Michael Weiner	145,881	*
Barry Karfunkel	—	*
Robert Karfunkel	—	*
Thomas Newgarden	109,437	*
Michael Murphy	66,883	*
Jeffrey Weissmann	72,990	*
Donald Bolar	100	*
Barry Zyskind	—	*
Ephraim Brecher	—	*
Donald DeCarlo	—	*
Patrick Fallon	—	*
Barbara Paris, M.D.	—	*
Howard Zuckerman	—	*
All executive officers and directors as a group (15 persons)	13,181,531	14.1%
__________________ *Less than one percent.
(1) Includes shares the individuals have the right to acquire upon the exercise of options: Mr. Weiner – 145,781; Mr. Storms –192,832; Mr. Newgarden – 109,337; Mr. Weissmann – 72,890; Mr. Murphy – 66,783; all executive officers and directors as a group – 587,623 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

As we did not have any securities registered under the Exchange Act in 2013, our directors, executive officers and 10% owners were not required to file reports of ownership and changes of ownership of our common stock and derivative securities with the SEC in 2013.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2014. Although not required by our bylaws or otherwise, the board of directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain BDO USA, LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

A representative of BDO USA, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of BDO USA, LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of BDO USA, LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with BDO USA, LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee reviewed and discussed with BDO USA, LLP the following fees for services rendered for the 2013 and 2012 fiscal years and considered the compatibility of non-audit services with BDO USA, LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to us by BDO USA, LLP, our principal auditors, and BDO International affiliate firms, for 2013 and 2012. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP or its international affiliates during 2013 and 2012.

BDO USA, LLP	2013	2012
Audit Fees(1)	$1,534,388	$940,815
Audit-Related Fees(2)	49,310	51,325
Tax Fees(3)	—	—
All Other Fees	—	—
Total	$1,583,698	$992,140

(1)
Audit fees relate to professional services rendered for the fiscal years ended December 31, 2013 and 2012 including: (i) the audit of our annual financial statements, (ii) services performed in connection with filings of registration statements, (iii) review of SEC correspondence, and (iv) the issuance of comfort letters.

(2)
Audit-related fees are fees billed for the fiscal years ended December 31, 2013 and 2012 relating to the performance of audits and attest services including work related to employee benefit plan audits.

(3)
Audit-related fees are fees billed for the fiscal years ended December 31, 2013 and 2012 relating to the performance of audits and attest services including work related to employee benefit plan audits.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. In addition, from time to time, we may want the independent auditors to perform additional permitted services that the Audit Committee must pre-approve before the independent auditors can proceed with providing such services. In doing this, the Audit Committee has established a procedure whereby partner of BDO USA, LLP, in conjunction with our Chief Financial Officer, will contact the Audit Committee Chairperson and obtain pre-approval (verbally or via email) for such services, to be followed (where appropriate) by a written engagement letter confirming such arrangements, signed by both our Chief Executive Officer and Audit Committee Chairperson. In addition, all audit and permissible non-audit services in excess of 5% over the pre-approved cost level must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Zuckerman is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (www.nationalgeneral.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Accounting Oversight Board (the “PCAOB”). In addition, we received the written disclosures and the letter from the independent auditors pursuant to applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

March 28, 2014	Howard Zuckerman (Chairman) Patrick Fallon Barbara Paris

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Michael Karfunkel	71	Chairman, President and Chief Executive Officer
Byron Storms	44	President – P&C
Michael Weiner	42	Chief Financial Officer
Barry Karfunkel	33	Executive Vice President and Chief Marketing Officer and Director
Robert Karfunkel	29	Executive Vice President – Strategy and Development
Donald Bolar	52	Chief Accounting Officer
Michael Murphy	53	Executive Vice President – A&H
Thomas Newgarden	46	Chief Product & Analytics Officer
Jeffrey Weissmann	36	General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each or our executive officers, other than Michael Karfunkel and Barry Karfunkel, whose backgrounds are described above under “Proposal 1 - Election of Directors.”

Byron Storms has been president of our subsidiary National General Management Corp. and our Property and Casualty (“P&C”) operations since May 2012. Mr. Storms also serves as an officer of many of our subsidiaries. From March 2007 to May 2012, Mr. Storms was president and chief executive officer of ClearSide General Insurance Services, LLC, which we acquired in November 2011. Prior to that, he served in a number of management positions with Farmers Insurance Group, Foremost Insurance, and Bristol West Insurance.
Michael Weiner joined the Company in 2010 as chief financial officer. Mr. Weiner also serves as an officer and director of many of our subsidiaries. From 2009 to 2010, Mr. Weiner was the global chief financial officer of Ally Financial’s GMAC Insurance unit. From 2008 to 2009, Mr. Weiner was at Cerberus Operations and Advisory Company as a member of the financial services team. Prior to his tenure at Cerberus, Mr. Weiner held a number of financial management positions with Citigroup. He joined Citigroup from KPMG LLP, and began his career at Bankers Trust Company.
Robert Karfunkel currently serves as executive vice president – strategy and development. From 2010 until the completion of our initial private placement in June 2013, he also served as a director of the Company. He also serves as a director of many of our subsidiaries. He began his career as a marketing analyst for Maiden Reinsurance from 2009 to 2010.
Donald Bolar has served as chief accounting officer since 2010 and also served as vice president and treasurer from 2010 until August 2011. From 1998 until 2010, Mr. Bolar served as vice president and treasurer of GMAC Insurance – Personal Lines.  Prior to 1998, Mr. Bolar was with Motors Insurance Corporation and worked in various positions in accounting and financial planning.
Michael Murphy joined the Company in 2012 as executive vice president – A&H. A health insurance executive with over 30 years’ experience, Mr. Murphy was at American Medical and Life Insurance from 2008 to 2012 where he was president and chief operating officer. Prior to that, Mr. Murphy served in senior management positions at Coventry Healthcare, Hanger Orthopedic Group, United Health Group and CIGNA.
Thomas Newgarden joined the Company in 2010 as senior vice president for the north region and has been chief product and analytics officer since 2012. Mr. Newgarden has over 20 years of insurance industry experience in various actuarial, product and analytic capacities on a diverse array of opportunities within the personal lines market. From 2009 to 2010, he was chief underwriting officer for Plymouth Rock Assurance and from 2008 to 2009, he served as senior vice president, personal lines at Safeco Insurance Company with responsibility for Safeco’s personal lines portfolio. From 2002 to 2008, he was a senior vice president & chief underwriting officer helping build AIG’s Private Client Group. From 1995 to 2002, he served as actuarial director for Response Insurance Company. Mr. Newgarden started his insurance career as an actuarial pricing analyst at ISO in 1989.
Jeffrey Weissmann, general counsel and secretary, joined the Company in 2011. Mr. Weissmann also serves as an officer and director of many of our subsidiaries. Prior to joining the Company, from 2003 to 2011 Mr. Weissmann practiced law at Cadwalader, Wickersham & Taft, LLP in the securities, mergers & acquisitions and corporate governance areas.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

March 28, 2014	Barry Karfunkel (Chairman) Michael Karfunkel Patrick Fallon Howard Zuckerman

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes compensation awarded to, earned by or paid to our named executive officers with respect to 2013.
Michael Karfunkel sponsored the formation of our company in 2009. In this Compensation Discussion and Analysis, we will refer to Michael Karfunkel as Mr. Karfunkel. Mr. Karfunkel and his wife Leah Karfunkel, as sole trustee of the Karfunkel Trust, together own approximately 48.8% of our outstanding common stock. Mr. Karfunkel is the father of Barry Karfunkel, our director and executive officer and Robert Karfunkel, our executive officer.
In June 2012, we hired Mr. Storms to serve as President of our P&C Segment. Previously, Mr. Storms served as President of ClearSide General Insurance Services, LLC, a company we acquired in November 2011.
Prior to our listing in February 2014, as a privately held company, we were not subject to stock exchange listing standards requiring us to have a majority of the members of our board be independent or to stock exchange or SEC rules relating to the formation, functioning or independence of our board committees. Prior to June 2013, we did not have a compensation committee. All salary and bonus determinations were made by Mr. Karfunkel in consultation with members of senior management and all equity awards were approved by the Board, upon Mr. Karfunkel’s recommendation.
In June 2013, after the completion of our initial private placement, we established a compensation committee composed of a majority of independent directors that are responsible for making all executive compensation determinations with respect to our named executive officers. Our Compensation Committee reviews, determines and recommends to the board all aspects of our executive compensation program in compliance with NASDAQ’s listing standards.
Compensation Objectives

Our executive compensation programs and policies seek to attract, retain and motivate executives with the skills necessary to achieve our business objectives, to reward those individuals for performance and to align their compensation with our company’s performance. We believe that compensation should be determined based on subjective factors relevant to the particular named executive officer.
We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, our compensation policies will evolve to reflect our achievements and to remain competitive.

Our Compensation Process

Historically, Mr. Karfunkel has annually determined the base salary and bonus awards for our named executive officers, including himself. Mr. Karfunkel has consulted with members of senior management in making these compensation determinations. In making these determinations regarding the appropriate level of compensation for each named executive officer, Mr. Karfunkel and certain other members of senior management considered a number of variables, both quantitative and qualitative. The key factors considered with respect to each element of compensation are set forth below. The compensation of our named executive officers for 2013 was reviewed and approved by the compensation committee, with Mr. M. Karfunkel and Mr. B. Karfunkel abstaining from participation in the determination relating to themselves or any family members.

From time to time, our board of directors has granted stock option awards pursuant to the American Capital Acquisition Corporation (the former name of the Company) 2010 Equity Incentive Plan (the “2010 Plan”) and the National General Holdings Corp. 2013 Equity Incentive Plan (the “2013 Plan”). Mr. Karfunkel, in consultation with members of senior management, has made recommendations to the Board regarding the employees designated to receive such awards and the number of shares granted. These awards of stock options are at-risk compensation and are designed to provide our executives with a continuing stake in our long-term success.
In January 2013, we entered into new employment agreements with Messrs. Storms and Weiner. These employment agreements replaced their prior agreements and establish base salary levels and certain bonus opportunity amounts or targets and include termination payments in certain circumstances. None of our other named executive officers has an employment agreement. See “—Employment Agreements with Certain Executive Officers.”
Elements of Compensation

The principal elements of our 2013 executive compensation program are annual base salary, annual discretionary cash bonuses, equity awards, customary benefits and limited perquisites. We believe that these elements of compensation are generally typical in our industry, and we provide them in order to remain competitive in attracting, motivating and retaining superior executive talent.
Base Salary. Mr. M. Karfunkel, in consultation with members of senior management, initially established our named executive officers’ base salaries, which, after being adjusted in 2012, were continued at the same levels for 2013. The following factors were considered in determining salary levels: level of responsibility; prior experience; breadth of knowledge; past performance; prior equity awards; and external pay practices. The following annual base salaries for our named executive officers were approved for 2013: Michael Karfunkel, $750,000; Michael Weiner, $400,000; Byron Storms, $750,000; Barry Karfunkel, $750,000; and Robert Karfunkel, $750,000.
Cash Bonuses. All of our named executive officers are eligible for an annual cash bonus. Cash bonuses are intended to reward past performance as well as to provide incentives for future performance. The Compensation Committee has approved the bonus payments for our named executive officers for the 2013 fiscal year as follows. Under the terms of his employment agreement, Mr. Storms is eligible to receive an annual bonus equal to 5% of the annual increase in underwriting income of the P&C business he manages. For 2013, he was granted a cash bonus of $1 million. Under his employment agreement, Mr. Weiner is eligible to receive a discretionary annual bonus with a target range from 50% to 150% of his base salary, as determined based on his performance during such year and the recommendation of the chairman and chief executive officer. Based on his 2013 performance and his key role in the Company’s private placements and process of going public, Mr. Weiner was granted a cash bonus of $450,000. Neither Barry Karfunkel nor Robert Karfunkel is party to an employment agreement with the Company. Based on their 2013 performance and substantial contributions to the Company’s success, they were each granted cash bonuses of $250,000. Mr. Karfunkel did not receive a cash bonus in 2013.

Equity Awards. We believe that equity-based compensation is an effective means of ensuring that our named executive officers have a continuing stake in our long-term success. In connection with our initial private placement in June 2013, our board of directors (including all of the independent directors), approved non-qualified stock option awards to Mr. Weiner (520,450 shares), Barry Karfunkel (743,500 shares) and Robert Karfunkel (743,500 shares) These grants were made in order to reward them for their performance, closely align their interests to those of our shareholders and provide an additional incentive to promote our success and to remain in our service. The exercise price for the options was determined based on the then-current fair market value of the Company’s common stock, which was the offering price for the common stock in the initial private placement of $10.50 per share. These non-qualified stock option awards vest ratably over four years, provided that 25% of the options vest on the first anniversary of the grant date and 6 1/4% of the options vest at the end of each quarterly period thereafter until the fourth anniversary of the grant date, assuming their continued employment with our Company, and have a 10-year term. The 100 shares of stock granted to each of Mr. Storms and Mr. Weiner were granted as part of an equity grant which was approved by our Compensation Committee and made to a number of Company employees to reward them for their performance shortly in advance of our becoming a public company.
Other Benefits and Perquisites. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) savings plan (with a company contribution equal to up to six percent of salary, subject to certain limitations), in each case on the same basis as our other employees, subject to applicable law. In addition, a few perquisites are provided to the named executive officers. Mr. Karfunkel, Barry Karfunkel and Robert Karfunkel are each provided a company car and Byron Storms is permitted to use a company-owned house in Winston Salem, North Carolina as his primary residence.
Significant Policies

The accounting and tax treatment of particular forms of compensation have not, to date, materially affected our compensation decisions. However, we plan to evaluate the effect of such accounting and tax treatment on an ongoing basis. For instance, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1.0 million paid in any taxable year to any of our “covered employees” (within the meaning of Section 162(m)), which generally include our chief executive officer and any of our three other most highly compensated executive officers other than the chief financial officer. However, amounts that constitute “performance-based compensation” are not subject to the deduction limitation. In addition, Section 162(m) does not apply to a corporation during any period in which the securities of the corporation were not publicly held. Prior to 2014, the securities of the Company were not publicly held, and we do not believe that we were subject to the deduction limitations of Section 162(m). However, in 2014 we became a publicly held corporation. We anticipate that compensation paid during a certain period following the date that we became publicly held pursuant to our existing compensation plans and arrangements will not be subject to the deduction limitations due to a transition rule that applies to privately held companies that become publicly held. That transition rule provides that the deduction limitations under Section 162(m) do not apply to any compensation paid during such transition period pursuant to a compensation plan or agreement that existed during the period in which the securities of the corporation were not publicly held. We also believe that we will be able to rely on this transition rule to exempt awards made under our 2013 Plan during the transition period, which we expect to last until our 2015 annual meeting of shareholders. Although we expect that our compensation committee will consider the impact of Section 162(m) in structuring our compensation plans and programs, the compensation committee may approve awards which would not qualify as performance-based compensation under Section 162(m). Such awards may include discretionary cash bonuses. We expect our compensation committee to reserve the flexibility and authority to make decisions that are in the best interest of our Company, even if those decisions do not result in full deductibility of executive compensation under Section 162(m) or otherwise.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2013

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2013 and 2012 by our named executive officers. Our named executive officers include our chief executive officer, our chief financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Michael Karfunkel Chairman, President and Chief Executive Officer	2013 2012	$750,000 750,000	$౼ –	– –	$–	$18,350 18,396	$768,350 768,396
Byron Storms President – P&C	2013 2012	750,000 530,769(1)	1,000,000 498,000	$1,275 –	– 924,692	35,950 32,497	1,787,225 1,985,958
Michael Weiner Chief Financial Officer	2013 2012	400,000 375,000(2)	450,000 303,000	1,275 –	2,186,931 –	7,950 7,800	3,046,156 685,800
Barry Karfunkel Executive Vice President and Chief Marketing Officer	2013 2012	750,000 750,000	250,000 250,000	– –	3,124,187 –	240 240	4,124,427 1,000,240
Robert Karfunkel Executive Vice President – Strategy & Development	2013 2012	750,000 750,000	250,000 250,000	– –	3,124,187 –	180 180	4,124,367 1,000,180

(1) Mr. Storm’s base salary was increased from $275,000 to $750,000 in June 2012.
(2) Mr. Weiner’s base salary was increased from $350,000 to $400,000 in June 2012.
(3) Represents cash bonuses paid with respect to 2013.
(4) Represents the aggregate grant date fair value of awards of unrestricted stock computed in accordance with ASC 718. The grant date fair value of these awards is equal to $12.75, which is the price at which our common stock traded on October 17, 2013, the most recent trade known to us prior to the date of grant, multiplied by the number of shares of unrestricted stock awarded to each named executive officer.
(5) Reflects the aggregate grant date fair value of the stock options calculated in accordance with ASC 718. For the assumptions used in the calculation of these amounts, see “Note 23—Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2012 and 2013.
(6) For all named executive officers, includes imputed income for personal life insurance. For Mr. M. Karfunkel and Mr. Storms, includes amounts attributable to personal use of a company-provided automobile. For Mr. Weiner, includes company contributions to the 401(k) plan. For Mr. Storms, also includes certain relocation reimbursements in 2012 as well as amounts attributable to personal use of a company provided residence.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers with respect to the fiscal year ended December 31, 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Michael Karfunkel	–		–	–	–
Michael Weiner	November 6, 2013 June 6, 2013	100 –	– 520,450	– $10.50	$1,275 $2,186,931
Byron Storms	November 6, 2013	100	–	–	$1,275
Barry Karfunkel	June 6, 2013	–	743,500	$10.50	$3,124,187
Robert Karfunkel	June 6, 2013	–	743,500	$10.50	$3,124,187

(1) In connection with the completion of the private placement, we issued these options under the 2013. These options will terminate after 10 years and vest ratably over four years, provided that 25% of the options vest on the first anniversary of the grant date and 6 1/4% of the options vest at the end of each quarterly period thereafter until the fourth anniversary of the grant date.
(2) The exercise price of these options was equal to the offering price of our common stock in our June 2013 private placement.
(3) Represents the aggregate grant date fair value of equity awards as computed in accordance with ASC 718. The grant date fair value of the unrestricted stock awards is equal to $12.75, which is the price at which our common stock traded on October 17, 2013, the most recent trade known to us prior to the date of grant, multiplied by the number of shares of unrestricted stock awarded to each named executive officer. For the assumptions used in the calculation of the fair value of the option awards, see “Note 23—Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards at December 31, 2013 of our named executive officers.

Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date
Michael Karfunkel	–	–	–	–
Byron Storms	192,831	385,667	$6.97	August 6, 2022
Michael Weiner	109,336	72,892	$3.67	June 29, 2020
	–	520,450	$10.50	June 6, 2023
Barry Karfunkel	–	743,500	$10.50	June 6, 2023
Robert Karfunkel	–	743,500	$10.50	June 6, 2023

(1) Mr. Storms’ stock options vest ratably over three years until fully vested on August 6, 2015. Mr. Weiner’s options expiring in 2020 vest ratably over five years until fully vested on March 1, 2015. Messrs. Karfunkels’ and Mr. Weiner’s options expiring in 2023 were granted on June 6, 2013 and vest ratably over four years, provided that 25% of the options vest on the first anniversary of the grant date and 6 1/4% of the options vest at the end of each quarterly period thereafter until the fourth anniversary of the grant date.
Employment Agreements with Certain Executive Officers

Employment Agreements with Byron Storms
We entered into an employment agreement with Mr. Storms in June 2012 when we hired Mr. Storms to serve as President of our P&C Segment. Effective January 1, 2013, we entered into a new employment agreement with Mr. Storms.
2013 Employment Agreement. Pursuant to Mr. Storms’ employment agreement, which is effective as of January 1, 2013, Mr. Storms serves as president of our subsidiary National General Management Corp. (“Management Corp.”) and our P&C operations. Mr. Storms’ employment agreement is in effect until January 1, 2015 unless terminated earlier pursuant to its terms. The employment agreement automatically renews for successive two year periods unless we or Mr. Storms provides 120 days’ notice of our or his intention not to renew the employment agreement. Mr. Storms receives an annual base salary in the amount of $750,000. Mr. Storms is eligible to receive an annual bonus equal to 5% of the increase in underwriting income of the P&C business (which does not include income from investments or our A&H segment) of our insurance subsidiaries owned on the date of the employment agreement. The annual bonus is subject to an annual minimum of 50% of Mr. Storms’ 2012 bonus and a cap equal to three times Mr. Storms’ base salary. Mr. Storms also is entitled to receive housing near our Winston-Salem, North Carolina office.
Under his employment agreement, we are able to terminate Mr. Storms at any time for “cause” as defined in the agreement and, upon such an event, we will have no further compensation or benefit obligations after the date of termination other than the payment of earned but unpaid base salary, earned but unused vacation and any unreimbursed expenses incurred as of the date of termination.
In the event of disability, we may terminate Mr. Storms’ employment upon written notice and in the event of his death, Mr. Storms’ employment will terminate, and in either case, Mr. Storms (or his heirs) will be entitled to receive any earned but unpaid base salary, earned but unused vacation and any unreimbursed expenses incurred as of the date of termination.
In the event that we terminate Mr. Storms without “cause” or he terminates his employment for “good reason,” as defined in his employment agreement, we will be required to pay Mr. Storms severance (in accordance with normal payroll practices) at a per annum rate equal to the base salary in effect at the time of such termination for a period of 12 months following such termination, subject to receipt of an executed release of all claims and such release becoming effective under applicable law. Notwithstanding the foregoing, the obligation to pay full severance will terminate upon the parties’ mutual agreement to waive enforcement of the non-compete provision and upon Mr. Storms’ commencement of new or alternative employment (including consulting arrangements), and the remaining severance obligation will be reduced by the base salary received from such new or alternative employment or consulting arrangement.
Mr. Storms has agreed to keep confidential all information regarding Management Corp. and its affiliates (including the Company) that he receives during the term of his employment and thereafter. Mr. Storms has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers, producers or employees for two years after termination.

In the event of a termination on account of a “Non-Compete Event,” as defined in the agreement, Mr. Storms will not receive any severance, and the non-compete provision set forth in the employment agreement will not apply unless Management Corp. agrees to pay Mr. Storms his base salary for the term of the non-compete period. In the event that Management Corp. does not renew Mr. Storms’ employment agreement and Mr. Storm’s employment is terminated more than 30 days after receiving notice of such non-renewal, Mr. Storms will not receive any severance, and the non-compete provision set forth in the employment agreement will not apply unless Management Corp. agrees to pay Mr. Storms his base salary for the term of the non-compete period. Mr. Storms will also be entitled to receive any earned but unpaid base salary and any unreimbursed expenses incurred as of the date of termination.

2012 Employment Agreement. Mr. Storms’ 2012 employment agreement contained terms and conditions similar to the 2013 employment agreement. Under the 2012 employment agreement, Mr. Storms was entitled to an annual base salary in the amount of $750,000. In addition, Mr. Storms was entitled to receive a bonus equal to 5% of the period-over-period increase in underwriting income of the P&C business (which does not include income from investments or our A&H segment). For 2012, the comparable periods were the last six months of 2011 and 2012. Mr. Storms was also entitled to an option to purchase 578,498 shares of our common stock as well as company-provided housing near our Winston-Salem office.
Employment Agreements with Michael Weiner
We entered into an employment agreement with Mr. Weiner in October 2009. Effective January 1, 2013, we entered into a new employment agreement with Mr. Weiner, which replaced the 2009 agreement.

2013 Employment Agreement. Pursuant to Mr. Weiner’s employment agreement, which is effective as of January 1, 2013, Mr. Weiner serves as chief financial officer of Management Corp. Mr. Weiner’s employment agreement is in effect until January 1, 2015 unless terminated earlier pursuant to its terms. The employment agreement automatically renews for successive two year periods unless we or Mr. Weiner provides 120 days’ notice of our or his intention not to renew the employment agreement. Mr. Weiner receives an annual base salary in the amount of $400,000. Mr. Weiner is eligible to receive a discretionary annual bonus with a target range from 50% to 150% of his base salary, as determined based on his performance during such year and the recommendation of the chairman and chief executive officer. The annual bonus is subject to an annual minimum of 50% of Mr. Weiner’s 2012 bonus and a cap equal to three times his base salary as of the end of the fiscal year.
The terms of Mr. Weiner’s 2013 employment agreement relating to termination in the event of disability, death, or at for cause or for good reason, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are substantially identical to those contained in Mr. Storms’ 2013 employment agreement.

2009 Employment Agreement. Mr. Weiner’s 2009 employment agreement contained terms and conditions similar to the 2013 employment agreement. Under the 2009 employment agreement, Mr. Weiner was entitled to an annual base salary in the amount of $350,000. Mr. Weiner was also entitled to equity awards under our 2010 Stock Plan.
Other Named Executive Officers
We are not currently a party to an employment agreement with any of Michael, Barry or Robert Karfunkel.
Termination Payments Upon Termination or Change-in-Control.
The table below sets forth the potential payments to our named executive officers in the event of a change of control as well as under various termination scenarios. The potential payments assume that the termination event occurred on the last day of our fiscal year (December 31, 2013). Our named executive officers are entitled to these payments pursuant to the terms of their employment agreements or our 2010 Plan, as applicable. We have assumed that the Company will not exercise its discretionary right to cancel for a cash payment outstanding equity awards upon termination of employment. We have also assumed that in the event of an executive’s disability, the Company will not impose the non-competition restrictions on the executive and, as such, will not pay any severance. Michael, Barry and Robert Karfunkel are not included in the table below because they are not entitled to any of the payments described therein. We have also assumed that in the event of a change in control, the options granted under the 2010 Plan will not be assumed.

Name	Termination Scenario (on 12/31/2013)	Severance	Equity Award Vesting Acceleration(1)	Health Insurance Benefit
Michael Weiner	Without Cause/Good Reason Retirement Death or Disability Change of Control	$400,000 – – –	$– – – 661,852	$– – – –
Byron Storms	Without Cause/Good Reason Retirement Death or Disability Change of Control	750,000 – – –	– – – –	– – – –

(1) Since the board of directors has discretion as to whether or not to accelerate the vesting of unvested stock options granted under the 2013 Plan upon a change in control of the Company, the financial effect of such events has not been included in this table.

2013 Equity Incentive Plan

Our board of directors and shareholders approved the 2013 Plan in 2013, which allows for grants of incentive stock options, non-qualified stock options, performance shares, shares of restricted stock, unrestricted stock and restricted stock units to present and future officers, directors, employees and consultants of the Company or any subsidiary or affiliate. The aggregate number of shares of common stock for which awards may be issued may not exceed the sum of (i) 4,973,928 shares; and (ii) shares that would have become available under the 2010 Plan due to expiration, termination or forfeiture. In addition, if any award under the 2010 Plan or 2013 Plan, as applicable, otherwise distributable in shares of common stock expires, terminates or is forfeited pursuant to the terms of the 2010 Plan or 2013 Plan, as applicable, such shares will again be available for award under the 2013 Plan. Such amounts are subject to appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2013 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

In addition, under the current terms of the 2013 Plan, no one participant can receive more than 800,000 options or stock appreciation rights or 250,000 shares of restricted stock or restricted stock units (other than performance awards) in any one calendar year. For share-based performance awards, no one participant can earn more than 200,000 shares for each year of duration of the award (up to a maximum of 600,000 shares) and for cash-based performance awards, no one participant can earn more than $3 million per year of duration of the award (up to a maximum award of $9 million).

Risk Assessment of Compensation Policies and Procedures
Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Option Exercises and Stock Vested

In 2013, none of our named executive officers exercised any stock option awards that were granted to them, nor did any stock held by any of them vest.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our shareholders with an advisory vote to approve named executive officer compensation as required by Section 14A of the Exchange Act.  Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory approval of named executive officer compensation is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement.  The advisory approval of named executive officer compensation is not a vote on our general compensation policies or compensation of our board of directors. The Dodd-Frank Act requires us to hold the advisory vote on named executive officer compensation at least once every three years.

As discussed in our “Compensation Discussion and Analysis,” the objectives of our executive compensation programs are to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our named executive officers to increase our overall profitability. We believe our overall compensation package, which is largely tied to our overall performance, is successful in achieving those objectives. We believe that the total amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, and aligns with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and longer-term equity-based incentives. We encourage all shareholders to carefully review the information provided in our “Compensation Discussion and Analysis,” compensation tables and related narrative disclosure.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of National General Holdings Corp. approve, on an advisory, non-binding basis, the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the company’s 2014 annual meeting proxy statement.

This advisory vote on named executive officer compensation is not binding on our board of directors.  However, the board of directors values the views of the shareholders on these important matters and will consider the result of the vote when determining future executive compensation arrangements.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock cast in person or by proxy at the meeting.  The board of directors recommends a vote FOR adoption of the resolution approving the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the company’s 2014 annual meeting proxy statement.

PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing shareholders with an advisory vote on the frequency with which our shareholders will have an opportunity to vote on, on a non-binding, advisory basis, on named executive officer compensation as provided for in Proposal 3 above.  For convenience, in this Proposal 4, the shareholders’ advisory vote provided for in Proposal 3 above is referred to as the “say-on-pay vote”.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every three years, every two years, or every year.  In addition, shareholders may abstain from voting. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

The board of directors believes a triennial frequency (i.e., every three years) is the optimal frequency for the say-on-pay vote for the following reasons:

•
Provides our board of directors and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•	Is in line with long-term shareholder value creation and our focus on long-term results;

•
Our compensation programs do not change significantly from year to year because the majority of the components of the total compensation of our named executive officers are not determined on an annual basis (e.g., employment agreements are for multiple year terms; vesting of restricted stock and restricted stock unit grants over four years);

•	Does not allow for short-term issues in the marketplace to undermine our long-term objectives; and

•
A triennial “say-on-pay” vote would not foreclose shareholder engagement on executive compensation during interim periods. Shareholders can currently provide input to the Board by communicating directly with the Board, its committees or individual directors. Therefore, the advisory vote on executive compensation is an additional, but not exclusive, opportunity for our shareholders to communicate their views on our named executive officer compensation.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of National General Holdings Corp. recommend, on an advisory, non-binding basis, that the frequency with which the shareholders of the company shall have an advisory vote on the compensation of the company’s named executive officers set forth in the Company’s proxy statement is:

Choice 1 – every three years;
Choice 2 – every two years;
Choice 3 – every year; or
Choice 4 – abstain from voting.

This advisory vote on the frequency of the say-on-pay vote is not binding on our board of directors.  However, the board of directors values the views of the shareholders on these important matters and will consider the result of the vote when determining the frequency of future say-on-pay votes.

The choice among the four choices included in the resolution that receives the greatest number of votes cast on this proposal will be deemed the choice of the shareholders.  The board of directors recommends a vote FOR A TRIENNIAL FREQUENCY (i.e., CHOICE 1 - EVERY THREE YEARS) for which shareholders shall have an advisory vote on the compensation of our named executive officers set forth in our proxy statement.  Shareholders are not voting to approve or disapprove the board of directors’ recommendation.  Shareholders may choose among the four choices included in the resolution set forth above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, since the beginning of fiscal year 2013, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000.

We have adopted a policy that requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of National General Holdings Corp. and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

Our founder, Michael Karfunkel, and a grantor retained annuity trust of which he is the grantor, are our founder and significant shareholders and have ownership interests in each of AmTrust, Maiden and ACP Re, Ltd (“ACP Re”). We provide and receive services from these related entities, or otherwise have additional relationships with these companies, as described below.
Asset Management Agreement
Effective March 1, 2010, we entered into an asset management agreement with AII Insurance Management Limited (“AIIM”), an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to our subsidiaries. Pursuant to the asset management agreement, AIIM provides investment management services for a quarterly fee equal to 5 basis points if the average value of the account is less than $1.0 billion for the preceding calendar quarter and 3.75 basis points if the average value of the account is greater than $1.0 billion for the preceding calendar quarter. The asset management agreement had an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew the agreement. The agreement may be terminated upon 30 days’ written notice by either party. As of December 31, 2013, we had approximately $798 million of assets under management with AIIM. For the year ended December 31, 2013, we paid asset management fees to AIIM of approximately $1.6 million.

Master Services Agreement
AmTrust provides us and our affiliates with information technology development services in connection with the development and licensing of our policy administration system at a cost that is currently 1.25% of our and our affiliates’ gross premium written through the system plus AmTrust’s costs for development and support services. In addition, AmTrust provides us and our affiliates with printing and mailing services at a per piece cost for policy and policy related materials, such as invoices, quotes, notices and endorsements, associated with the policies processed for us and our affiliates on our policy administration system. We recorded approximately $26.2 million of expenses for the year ended December 31, 2013 related to this agreement.
Personal Lines Quota Share
Effective March 1, 2010, the Company’s lead insurance company Integon National Insurance Company (“Integon National”) entered into the Personal Lines Quota Share, pursuant to which Integon National ceded a 50% quota share of the gross premium written of its P&C business to a group of affiliated reinsurers consisting of Maiden Insurance, ACP Re and AmTrust (through a subsidiary).
The Personal Lines Quota Share provided that the reinsurers, severally, in accordance with their participation percentages, received 50.0% of the gross premium written (excluding premium ceded to state-run reinsurance facilities) of the P&C business of the ceding company and assumed 50.0% of the related losses and allocated LAE. The quota share percentage ceded to each reinsurer under the Personal Lines Quota Share for Maiden Insurance, ACP Re and AmTrust were 25.0%, 15.0%, and 10.0%, respectively. The Personal Lines Quota Share provided that the reinsurers pay a provisional ceding commission equal to 32.0% of ceded earned premium, net of premiums ceded by Integon National for inuring third-party reinsurance, subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.0% or less and a minimum of 30.0% if the loss ratio is 64.5% or higher.
Effective August 1, 2013, we terminated our cession of P&C premium to our quota share reinsurers on a run-off basis and now retain 100% of such P&C gross premium written and related losses with respect to all new and renewal P&C policies bound after August 1, 2013. We will continue to cede 50% of P&C gross premium written and related losses with respect to policies in effect as of July 31, 2013 to the quota share reinsurers until the expiration of such policies.
The amounts related to this Personal Lines Quota Share for 2013 are as follows:

Year ended December 31, 2013
	Ceded Earned Premiums	Ceding Commission Income	Ceded Losses and LAE
ACP Re Ltd.	$149,954	$46,943	$94,802
Maiden Insurance Company	249,924	78,224	158,004
Technology Insurance Company	99,970	31,181	63,201
Total	$499,848	$156,348	$316,007
Year ended December 31, 2013
	Reinsurance Recoverable on Paid and Unpaid Losses and LAE	Ceded Commission Receivable	Ceded Premium Payable
ACP Re Ltd.	$74,997	$7,669	$30,604
Maiden Insurance Company	124,995	12,782	51,021
Technology Insurance Company	49,998	4,958	20,408
Total	$249,990	$25,409	$102,033

Accident and Health Portfolio Transfer and Quota Share
Effective January 1, 2013, Wesco Insurance Company (“Wesco”), an affiliate of AmTrust, entered into a Portfolio Transfer and Quota Share Agreement (the “A&H Quota Share”) with National Health Insurance Company (“NHIC”), our subsidiary, and AmTrust North America, Inc. (“AmTrust NA”) entered into a related Assignment and Assumption Agreement (the “A&H Assignment”) with our subsidiary, Management Corp. Under the A&H Quota Share, NHIC assumed a book of A&H business from Wesco. Pursuant to the A&H Quota Share, NHIC has assumed 100% of Wesco’s loss and unearned premium reserves related to the relevant book of A&H business, which total approximately $2.6 million. For the existing book of business, NHIC paid Wesco a ceding commission equal to Wesco’s acquisition costs and reinsurance costs. In addition, Wesco has agreed to continue to issue policies with respect to certain programs assumed by NHIC and certain new A&H programs for such new policies, for which Wesco will cede 100% of the premiums related to such policies subject to a ceding commission of 5.0% plus its acquisition costs and reinsurance costs. Pursuant to the A&H Assignment, AmTrust assigned certain assets and leases relating to the book of business under the A&H Quota Share to Management Corp. We also hired the related program development personnel. The Company recorded approximately $4.2 million of ceding commission expense to Wesco for the year ended December 31, 2013, related to the A&H Quota Share.
Integon National Consulting and Marketing Agreement
On July 1, 2012, Integon National entered into an agreement with Risk Services, LLC (“RSL”), an AmTrust subsidiary. RSL provides certain consulting and marketing services to promote our captive insurance program with potential independent agents selling through our Agency channel. Under the terms of this agreement, RSL receives 1.5% of all net premium written generated by the program. For the year ended December 31, 2013, the amounts charged for such fees were $134,000.
Integon National Reinsurance Agreement
On November 9, 2012, Integon National, our wholly-owned subsidiary, sold all of the outstanding shares of Agent Alliance Insurance Company (“AAIC”) to ACP Re for a purchase price equal to AAIC’s statutory capital and surplus. Following the transaction, Integon National entered into a reinsurance agreement with AAIC whereby AAIC cedes to Integon National 100% of all existing and renewal private passenger auto insurance business of AAIC.
Investment in Life Settlements
During 2010 and 2011, we formed each of Tiger Capital, LLC and AMT Capital Alpha, LLC with a subsidiary of AmTrust for the purposes of acquiring life settlement contracts and related premium finance loans. In the first quarter of 2013, a subsidiary of ours acquired a 50.0% interest in AMT Capital Holdings, S.A.  Although we have a 50.0% interest in each of these entities, AmTrust provides certain actuarial and finance functions to the entities, for which we receive a benefit. As a result of this arrangement, Tiger Capital, LLC, AMT Capital Alpha, LLC and AMT Capital Holdings, S.A. collectively paid AmTrust approximately $0.7 million for these services for the year ended December 31, 2013.
In addition, in 2012 and 2013, employees of Amtrust assisted us with our purchase of three Luxembourg reinsurance companies. We pay Amtrust their actual costs for employee time incurred for the acquisition of these Luxembourg reinsurance companies, plus a commission. During the year ended December 31, 2013, we paid fees of $0.9 million for these services. We were billed fees of approximately $1.0 million by Amtrust in the first quarter of 2014 for services rendered during 2013.
800 Superior

In August 2011, Integon National and AmTrust formed 800 Superior, LLC (“800 Superior”) for the purpose of acquiring an office building in Cleveland, Ohio. We and AmTrust each have a 50% ownership interest in 800 Superior. The cost of the building acquired by 800 Superior (the “Cleveland Office Building”) was approximately $7.5 million. AmTrust has been appointed managing member of 800 Superior. As of December 31, 2013, our investment in the Cleveland Office Building was recorded as approximately $2.9 million. For the years ended December 31, 2013, we recorded equity in earnings (losses) of unconsolidated subsidiaries in the amounts of $(558) thousand with respect to our interest in 800 Superior.

Additionally, in 2012, a subsidiary, Management Corp., entered into an office lease with 800 Superior for approximately 134,000 square feet of space in the Cleveland Office Building. The lease is for a period of 15 years and we paid 800 Superior $2.1 million in rent for the year ended December 31, 2013.
Use of Company Aircraft
We are party to an aircraft timeshare agreement with a wholly-owned subsidiary of AmTrust, AmTrust Underwriters, Inc. (“AUI”). The agreement provides for payment to AUI for usage of its company-owned aircraft and covers actual expenses incurred and permissible under federal aviation regulations including travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hangar fees and airport taxes, among others. AUI does not charge us for the fixed costs that would be incurred in any event to operate the aircraft (for example, aircraft purchase costs, insurance and flight crew salaries). During the year ended December 31, 2013, we paid AUI approximately $0.1 million, for the use of its aircraft under this agreement.
Acquisition of Personal Express
In November 2013, we entered into a purchase agreement to acquire Personal Express Insurance Company (“Personal Express”), a California domiciled personal auto and home insurer from Sequoia Insurance Company, an affiliate of AmTrust. The purchase price is approximately $20 million, subject to certain adjustments. Personal Express had approximately $15 million of direct written premium in 2012. We expect this acquisition to close in the first quarter of 2014. The purchase price for this acquisition was determined pursuant to a competitive bidding process and the transaction was approved by our Audit Committee.
Other Agreements with ACP Re
We borrowed an aggregate principal amount of $18.7 million from ACP Re pursuant to two promissory notes effective as of January 27, 2012 and September 5, 2012, which promissory notes were amended and restated in their entirety by a Second Amended and Restated Subordinated Promissory Note (the “ACP Re Note”) effective as of February 20, 2013. The ACP Re Note bears interest at a rate of 3.0% and matures on January 1, 2017. As of December 31, 2013, the outstanding principal balance on the loan remained at $18.7 million. This indebtedness is subordinate to our indebtedness under our credit agreement.
Effective November 1, 2012, our wholly-owned subsidiary, Management Corp., provides accounting and administrative services to ACP Re for a monthly fee of $10,000.  We recorded approximately $120,000 for these services for the year ended December 31, 2013.
Corporate Office Lease Agreements
The Company has an office lease for office space on the 38th floor at 59 Maiden Lane in downtown Manhattan from 59 Maiden Lane Associates, LLC, an entity that is wholly owned by entities controlled by Michael Karfunkel and his brother. The Company currently lease 19,996 square feet of office space on the 38th floor and paid approximately $0.8 million in rent and expenses pursuant to this lease for the year ended December 31, 2013.
Family Relationships
Barry Karfunkel and Robert Karfunkel, sons of Michael Karfunkel, are employed by us as executive vice president and chief marketing officer, and executive vice president – strategy and development, respectively.  Barry Karfunkel serves on our board of directors and Robert Karfunkel served on our board of directors until June, 2013. Each of Michael Karfunkel, Barry Karfunkel and Robert Karfunkel received annual base salaries of $750,000 in 2013.  Barry Karfunkel and Robert Karfunkel each received an annual bonus of $250,000 with respect to 2013.
Barry Zyskind, President & Chief Executive Officer of AmTrust, serves on our board of directors without remuneration. Barry Zyskind is Mr. Karfunkel’s son-in-law.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2015 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2015 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 38th Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 11, 2014, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2015 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 26, 2015. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card on or about April 11, 2014.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: National General Holdings Corp. 59 Maiden Lane, 38th Floor, New York, New York 10038, Attn: Corporate Secretary, telephone 212-380-9500. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the holders of proxies will vote thereon in their discretion.

PROXY

NATIONAL GENERAL HOLDINGS CORP.

Annual Meeting of Shareholders to be held on May 27, 2014

This proxy is solicited on behalf of the board of directors
The undersigned hereby appoints Jeffrey Weissmann and Michael Karfunkel as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of National General Holdings Corp. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038, on Tuesday, May 27, 2014 at 11:00 a.m. (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card. The undersigned revokes any proxy previously given to vote or act with respect to such shares and ratifies and confirms all actions which the proxy holders or their substitutes may lawfully do in accordance with the instructions on this proxy card.
You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors’ recommendations. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors’ recommendation.

(Continued and to be signed on the reverse side)

 2014 ANNUAL MEETING OF SHAREHOLDERS OF
NATIONAL GENERAL HOLDINGS CORP.

May 27, 2014

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement, proxy card and annual report on Form 10-K are available at https://www.proxyvote.com
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND “3 YEARS” FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	¡ Ephraim Brecher
¡ Donald T. DeCarlo
¡ Patrick Fallon
¡ Michael Karfunkel
¡ Barry Karfunkel
¡ Barbara Paris
¡ Barry D. Zyskind
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of BDO USA, LLP as Independent Auditor for the fiscal year ending December 31, 2014.	☐	☐	☐

3. Advisory, non-binding approval of the compensation of the Company’s Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the 2014 annual meeting proxy statement.
	☐	☐	☐

3 YEARS	2 YEARS	1 YEAR	ABSTAIN
4.  Advisory, non-binding resolution to recommend the frequency (whether triennial, biennial or annual) with which shareholders of the Company will be entitled to have an advisory, non-binding vote on named executive officer compensation.
☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

_______________________________ Signature of Shareholder:	_____________ Date:	_______________________________ Signature of Shareholder:	_____________ Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.